                                                                      EXHIBIT 11
                                                                      ----------
                 LEGGETT & PLATT, INCORPORATED AND SUBSIDIARIES
                       COMPUTATIONS OF EARNINGS PER SHARE


(Amounts in millions, except per share data)

Year Ended December 31                 1995         1994         1993
                                     --------     --------     --------

EARNINGS PER SHARE

Weighted average number of common
  shares outstanding...............     83.7         82.0         80.2

Dilution from outstanding stock
   options - computed using the
   "treasury stock" method.........      1.3          1.1          1.4
Dilution from shares issuable
   under contingent earnout
   agreement.......................        -            -           .7
                                      ------       ------        -----

Weighted average number of common
   shares outstanding as adjusted..     85.0         83.1         82.3
                                      ======       ======        =====

Net Earnings.......................   $134.9       $115.4        $85.9
                                      ======       ======        =====

Earnings Per Share.................   $ 1.59       $ 1.39        $1.04
                                      ======       ======        =====

Previously reported share and per share amounts have been restated to reflect a September 15, 1995 two-for-one stock split.